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                                                                    EXHIBIT 99.2


                            EXCHANGE AGENT AGREEMENT

                                                May 6, 1998

Wilmington Trust Company
Corporate Trust Administration
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
Attention:  Bruce Bisson


Ladies and Gentlemen:

     PSINet Inc., a New York corporation ("the Company"), proposes to make an offer (the "Exchange Offer") to exchange its 10% Senior Notes Due 2005, Series B (the "Exchange Notes") which the Company expects to be registered under the Securities Act of 1933, as amended, for its 10% Senior Notes Due 2005, Series A (the "Initial Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, to be dated on or about May 7, 1998 (the "Prospectus"), proposed to be distributed to all record holders of the Initial Notes. The Initial Notes and the Exchange Notes are collectively referred to herein as the "Notes."

     The Company hereby appoints Wilmington Trust Company to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to Wilmington Trust Company.

     The Exchange Offer is expected to be commenced by the Company on or about May 7, 1998. The Letter of Transmittal accompanying the Prospectus (or in the case of book entry securities, The Depository Trust Company's Automatic Tender Offer Program ("ATOP") system) is to be used by the holders of the Initial Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Initial Notes tendered in connection therewith.

     The Exchange Offer shall expire at 5:00 P.M., New York City time, on June 8, 1998, or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus under the caption "The Exchange Offer--Expiration Date; Extensions; Amendments," the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing within 24 hours) or written notice to you before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Initial Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the

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caption "The Exchange Offer -- Conditions." The Company will give oral
(confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth herein.

     2. You will establish an account with respect to the Initial Notes at The Depository Trust Company (the "DTC") for purposes of the Exchange Offer promptly after the date of the Prospectus, and any financial institution that is a participant in the DTC's system may make book-entry delivery of the Initial Notes by causing the DTC to transfer such Initial Notes into your account in accordance with the DTC's procedure for such transfer.

     3. You are to examine each of the Letters of Transmittal and certificates for Initial Notes (or confirmation of book-entry transfer into your account at the DTC) and any other documents delivered or mailed to you by or for holders of the Initial Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are executed and properly completed in accordance with instructions set forth therein and (ii) the Initial Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Initial Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will use reasonable efforts to inform the presenters thereof of the need for fulfillment of all requirements and for such presenters to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

     4. With the approval of Edward D. Postal or Michael J. Malesardi of the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such officers in writing, you are authorized to waive any irregularities in connection with any tender of Initial Notes pursuant to the Exchange Offer.

     5. Tenders of Initial Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -
- Procedures for Tendering Initial Notes," and Initial Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

         Notwithstanding the provisions of this paragraph 5, Initial Notes which Edward D. Postal or Michael J. Malesardi of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

     6. You shall advise the Company with respect to any Initial Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Initial Notes.

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     7.  You shall accept tenders:

                    (a) in cases where the Initial Notes are registered in two or more names only if signed by all named holders;

                    (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted, unless such requirement is waived by the Company; and

                    (c) from persons other than the registered holder of Initial Notes provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

         You shall accept partial tenders of Initial Notes where so indicated, and as permitted in the Letter of Transmittal, and deliver certificates for Initial Notes to the transfer agent for split-up and return any untendered Initial Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

     8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Initial Notes properly tendered and you, on behalf of the Company, will exchange such Initial Notes for Exchange Notes and cause such Initial Notes to be canceled. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Initial Notes tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Initial Notes by the Company; provided, however, that in all cases, Initial Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Initial Notes (or confirmation of book-entry transfer into your account at the DTC), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and any other required documents. You shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.

     9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus under the caption "Exchange Offer--Withdrawals of Tenders" and the Letter of Transmittal, Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     10. The Company shall not be required to exchange any Initial Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Initial Notes tendered shall be given (and, if orally, then promptly confirmed in writing) by the Company to you.

     11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Initial Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Conditions" or otherwise, you shall (as soon as practicable after the expiration or termination of the Exchange

                                      -3-
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Offer) return those certificates for unaccepted Initial Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

     12. To the extent such Notes are evidenced by physical certificates, all certificates for reissued Initial Notes, unaccepted Initial Notes or for Exchange Notes shall be forwarded by first-class mail.

     13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or use any person to solicit tenders.

     14. As Exchange Agent hereunder you:

                    (a) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Company;

                    (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Initial Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

                    (c) shall not be obligated to take any legal action hereunder which might, in your reasonable judgment, involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

                    (d) may reasonably rely on, and shall be protected in acting in reliance upon, any certificate, instrument, opinion, notice, order, instruction (including any notice, order or instruction given orally), letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or made by the proper party or parties;

                    (e) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

                    (f) may rely on and shall be protected in acting upon written or oral instructions from any officer of the Company;

                    (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

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                    (h) shall not advise any person tendering Initial Notes
         pursuant to the Exchange Offer as to the appropriateness of making such tender or as to the market value or decline or appreciation in market value of any Initial Notes.

     15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Edward D. Postal.

     16. On each Business Day (or more frequently if requested) up to and including the Expiration Date of the Exchange Offer, you shall advise by telephone, not later than 5:00 p.m., Eastern time, at (703) 904-4100, Edward D. Postal, Senior Vice President and Chief Financial Officer of the Company, and such other person or persons as the Company may direct, as to the aggregate principal amount of Initial Notes which have been duly tendered on such date, stating separately: (i) the aggregate principal amount of Initial Notes that have been duly tendered on such day; (ii) the aggregate principal amount of all Initial Notes tendered by Notices of Guaranteed Delivery on such day; (iii) the aggregate principal amount of Initial Notes tendered by book-entry transfer on such day; (iv) the aggregate principal amount of Initial Notes tendered on such days as to which you have questions concerning regularity; (v) the aggregate principal amount of Initial Notes delivered which have been tendered previously by Notices of Guaranteed Delivery; (vi) the aggregate principal amount of Initial Notes that have been withdrawn that day; and (vii) the cumulative aggregate principal amount of Initial Notes duly tendered (and not withdrawn) through the time of such call. Promptly thereafter, by the next day if possible, you shall confirm such advice to each of the above persons in writing, to be transmitted by telecopier, pouch or other form of immediate or overnight delivery. In addition, you shall cooperate in making available to Nixon, Hargrave, Devans & Doyle LLP and to such other person or persons as may be reasonably designated by the Company upon oral request made from time to time prior to the Expiration Date, such information and such other information as any of them may reasonably request regarding the Exchange Offer. Such cooperation shall include, without limitation, the granting by you to the Company, and to such other person or persons as the Company may request, of reasonable access to those designated persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date, the Company shall have received information in sufficient detail to enable it to make an informed judgment as to whether to extend the Exchange Offer.

     17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

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     18. You hereby expressly waive any lien, encumbrance or right of setoff whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates, pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

     19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on the fee schedule delivered pursuant to the initial offering of the Initial Notes.

     20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined the Letter of Transmittal and such portions of the Prospectus as are specifically referred to herein. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time) on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

      21. The Company covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including attorneys' fees and expenses and any tax, assessment or other governmental charge, arising out of or in connection with the performance of your duties as Exchange Agent hereunder, including any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction (including any oral order, request, notice or instruction) or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Initial Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Initial Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, bad faith or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you (such notification, if oral, to be promptly confirmed in writing), of the assertion of a claim against you or of any action commenced against you, promptly after you shall have received any such assertion or notice of commencement of action; provided, however, that your failure to give such prompt notice (or to promptly confirm in writing any such oral notice) shall not release, waive or otherwise affect the Company's indemnification obligations hereunder except to the extent that the Company can demonstrate actual loss or material prejudice as a result of such failure. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Company shall retain counsel satisfactory to you to defend such suit.

     22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required to deduct 31% on payments to holders who have not supplied their correct Taxpayer

                                      -6-

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Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

     23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Initial Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Initial Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes at such time as such refund is received by you.

     24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

     25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

     28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:


                         If to the Company:

                               PSINet Inc.
                               510 Huntmar Park Drive
                               Herndon, Virginia 20170
                               Attention:  Edward D. Postal
                               Facsimile:  (703) 904-9527


                         With a copy  to:

                               Nixon, Hargrave, Devans & Doyle LLP
                               437 Madison Avenue
                               New York, New York 10022
                               Attention:  Richard F. Langan, Jr.
                               Facsimile:  (212) 940-3111

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                         If to the Exchange Agent:

                               Wilmington Trust Company
                               Rodney Square North
                               1100 North Market Street
                               Wilmington, DE 19890-0001
                               Attention:  Bruce Bisson
                               Facsimile:  (302) 651-8882

     29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, paragraphs 19, 21, 23 and 24 hereof shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for funds or property then held by you as Exchange Agent under this Agreement.

     30. This Agreement shall be binding and effective as of the date hereof.

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     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.


                                    PSINET INC.


                                    By: /s/ David N. Kunkel
                                       ______________________________

                                    Name: David N. Kunkel
                                         ____________________________

                                    Title: Senior Vice President and
                                          ___________________________
                                           General Counsel
                                          ___________________________
Accepted as of the date
first above written:

WILMINGTON TRUST COMPANY,
as Exchange Agent


By: /s/ Joseph B. Feil
   ______________________________

Name: Joseph B. Feil
     ____________________________

Title: Financial Service Officer
      ___________________________

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